Exhibit 21

AMGEN INC.

The following is a list of subsidiaries of the Company as of December 31, 2018, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

SUBSIDIARY	STATE OF OTHER JURISDICTION OF
(Name under which subsidiary does business)	INCORPORATION OR ORGANIZATION

Alantos Pharmaceuticals Holdings	Delaware
Amgen Canada Inc.	Ontario
Amgen (Europe) GmbH	Switzerland
Amgen Fremont Inc.	Delaware
Amgen Global Finance B.V.	Netherlands
Amgen GmbH Germany	Germany
Amgen Holding No. 1 Limited	Bermuda
Amgen Ilac Ticaret Limited Sirketi	Turkey
Amgen K-A, Inc.	Delaware
Amgen Manufacturing, Limited	Bermuda
Amgen Research (Munich) GmbH	Germany
Amgen Rockville, Inc.	Delaware
Amgen S.A.S.	France
Amgen Singapore Manufacturing Pte. Ltd.	Singapore
Amgen SF, LLC	Delaware
Amgen Technology (Ireland) Unlimited Company	Ireland
Amgen Technology, Limited	Bermuda
Amgen USA Inc.	Delaware
Amgen Worldwide Holdings B.V.	Netherlands
ATL Holdings Limited	Bermuda
ATL Holdings II Limited	Bermuda
BioVex, Inc.	Delaware
Immunex Corporation	Washington
Mustafa Nevzat Ilac Sanayii Anonim Sirketi	Turkey
Onyx Pharmaceuticals, Inc.	Delaware
Onyx Therapeutics, Inc.	Delaware